UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2021

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On February 5, 2021, McEwen Mining Inc. (the “Company”) entered into definitive agreements with institutional investors for the purchase and sale of 30,000,000 shares of common stock, no par value, of the Company (the “Shares”), at a price of $1.05 per Share, for aggregate gross proceeds of $31.5 million (the “Offering”).

The Offering closed on February 9, 2021. Proceeds to the Company after deducting placement fees are expected to be approximately $29.9 million. The Company intends to use the net proceeds of the Offering for advancing its current mining projects and exploration programs, for additional operating capital and for general working capital purposes.

The sale of Shares was made through securities purchase agreements (the “Securities Purchase Agreements”) between the Company and institutional investors. The Shares were offered and sold pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-224476), which was initially filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2018 and declared effective by the SEC on July 6, 2018. The Company has filed a prospectus supplement, dated February 5, 2021, with the SEC in connection with the sale of the securities in the Offering.

The Company also entered into a placement agency agreement (the “Placement Agency Agreement”) on February 5, 2021 with Cantor Fitzgerald & Co. (“Cantor”) and Roth Capital Partners, LLC (together with Cantor, the “Placement Agents”), pursuant to which the Placement Agents agreed to serve as exclusive placement agents for the issuance and sale of the Shares. Pursuant to the terms and conditions of the Placement Agency Agreement, the Company agreed to pay the Placement Agents a cash fee equal to 5% of the gross proceeds from the Offering and to reimburse the Placement Agents for certain legal and other expenses in connection with the Offering, not to exceed $75,000.

The foregoing descriptions of the terms and conditions of the Placement Agency Agreement and the Securities Purchase Agreements are not complete and are qualified in their entirety by the full text of the Placement Agency Agreement and form of Securities Purchase Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated into this Item 1.01 by reference.

The Placement Agency Agreement and Securities Purchase Agreements contain customary representations and warranties, covenants, conditions to closing and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of those agreements and in the context of the specific relationship between the parties. The provisions of the Placement Agency Agreement and Securities Purchase Agreements, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or parties expressly permitted to rely on such provisions and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Item 7.01	Regulation FD Disclosure.

On February 5, 2021, the Company issued a press release announcing the signing of the Offering. On February 9, 2021, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively.

The information furnished under this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
5.1	Opinion of Hogan Lovells US LLP.
10.1	Placement Agency Agreement among the Company, Cantor Fitzgerald & Co. and Roth Capital Partners.
10.2	Form of Securities Purchase Agreement.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
99.1	Press release dated February 5, 2021.
99.2	Press release dated February 9, 2021.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McEWEN MINING INC.

Date: February 9, 2021	By:	/s/ Carmen Diges
Carmen Diges, General Counsel